Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-183045

$425,000,000

3.600% First and Refunding Mortgage Bonds,

Series 2015C, Due 2045

SUMMARY OF TERMS

Security:	3.600% First and Refunding Mortgage Bonds, Series 2015C, Due 2045 (the “Series 2015C Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$425,000,000

Ratings of Securities*:	Aa3 / A / A+ (Moody’s / S&P / Fitch)

Trade Date:	January 13, 2015

Settlement Date:	January 16, 2015 (T + 3)

Maturity:	February 1, 2045

Benchmark US Treasury:	3.125% due August 15, 2044

Benchmark US Treasury Price:	112-31+

Benchmark US Treasury Yield:	2.501%

Spread to Benchmark US Treasury:	T + 112 bps

Reoffer Yield:	3.621%

Coupon:	3.600%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2015

Public Offering Price:	99.616%

Optional Redemption:	Callable at any time prior to August 1, 2044, in whole or in part, at a “make whole” premium of 20 bps. At any time on or after August 1, 2044, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	842400 GE7 / US842400GE74

Joint Book-running Managers:

Citigroup Global Markets Inc. (“Citigroup”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

UBS Securities LLC (“UBS Investment Bank”)

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Wells Fargo Securities, LLC

Co-managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P. Apto Partners, LLC Drexel Hamilton, LLC

Great Pacific Securities Guzman & Company Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. SL Hare Capital, Inc.

Concurrent Offerings:

$550,000,000 1.845% Amortizing First and Refunding Mortgage Bonds, Series 2015A, Due 2022 (the “Series 2015A Bonds”)

$325,000,000 2.400% First and Refunding Mortgage Bonds, Series 2015B, Due 2022 (the “Series 2015B Bonds”)

The settlement of the Series 2015C Bonds is not contingent on the settlement of either of the concurrent offerings.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Citigroup, J.P. Morgan or UBS Investment Bank can arrange to send you the prospectus if you request it by calling Citigroup at 1-800-831-9146, J.P. Morgan at 1-212-834-4533 or UBS Investment Bank at 877-827-6444, ext. 5613884.